Exhibit 99.3

Non-GAAP Financial Measures

Adjusted Net Income is a Non-GAAP financial measure (GAAP refers to generally accepted accounting principles) which excludes the effects of certain non-cash mark-to-market derivative financial instruments. Adjusted income from continuing operations further excludes impairment losses, certain prior period pension settlement expenses and losses associated with a reduction in force, and income associated with divestitures. Energen believes that excluding the impact of these items is more useful to analysts and investors in comparing the results of operations and operational trends between reporting periods and relative to other oil and gas producing companies.

	Three Months Ended 3/31/17
Energen Net Income ($ in millions except per share data)	Net Income	Per Diluted Share
Net Income (Loss) All Operations (GAAP)	33.4	0.34
Non-cash mark-to-market gains (net of $25.7 tax)	(46.7)	(0.48)
Asset impairment, other (net of $0.5 tax)	0.9	0.01

Adjusted Income from Continuing Operations (Non-GAAP)	(12.4)	(0.13)

	Three Months Ended 3/31/16
Energen Net Income ($ in millions except per share data)	Net Income	Per Diluted Share
Net Income (Loss) All Operations (GAAP)	(203.1)	(2.34)
Non-cash mark-to-market losses (net of $0.1 tax)	0.2	nm
Asset impairment, other (net of $67.2 tax)	121.4	1.40
Pension settlement and other expenses (net of $2.6 tax)	4.8	0.06
Loss associated with property sales (net of $13.1 tax)	23.1	0.27

Adjusted Income from Continuing Operations (Non-GAAP)	(53.6)	(0.62)

Note: Amounts may not sum due to rounding

Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation, depletion, amortization and exploration expenses (EBITDAX) is a Non-GAAP financial measure (GAAP refers to generally accepted accounting principles). Adjusted EBITDAX from continuing operations further excludes impairment losses, certain non-cash mark-to-market derivative financial instruments, prior period pension settlement expenses and losses associated with a reduction in force, and losses associated with divestitures. Energen believes these measures allow analysts and investors to understand the financial performance of the company from core business operations, without including the effects of capital structure, tax rates and depreciation. Further, this measure is useful in comparing the company and other oil and gas producing companies.

Reconciliation To GAAP Information	Three Months Ended 3/31
($ in millions)	2017	2016
Energen Net Income (Loss) (GAAP)	33.4	(203.1)
Loss associated with property sales, net of tax	0.0	23.1

Net Income (Loss) Excluding Property Sales (Non-GAAP)	33.4	(180.0)

Interest expense	9.0	9.8
Income tax expense (benefit) *	19.4	(95.3)
Depreciation, depletion and amortization *	99.7	111.5
Accretion expense *	1.4	1.5
Exploration expense *	3.6	0.2
Adjustment for asset impairment *	1.5	188.6
Adjustment for mark-to-market (gains)/ losses	(72.4)	0.3
Adjustment for pension settlement and other expenses	0.0	7.4

Energen Adjusted EBITDAX from Continuing Operations (Non-GAAP)	95.6	44.0

Note: Amounts may not sum due to rounding

*	Amount adjusted to exclude property sales in prior period. See reconciliation to GAAP Information for the Three Months Ended 3/31/16.

Non-GAAP Financial Measures

The consolidated statement of income excluding certain divestments is a Non-GAAP financial measure (GAAP refers to generally accepted accounting principles). Energen believes excluding information associated with divestitures provides analysts and investors useful information to understand the financial performance of the company from ongoing business operations. Further, this information is useful in comparing the company and other oil and gas producing companies operating primarily in the Permian Basin.

Energen Net Income (Loss) Excluding Property Sales Reconciliation to GAAP Information
(in thousands except per share and production data)	Three Months Ended March 31, 2016
	GAAP	$/BOE	Property Sales	Non-GAAP	$/BOE
Revenues
Oil, natural gas liquids and natural gas sales	$122,764		$13,178	$109,586
Gain (loss) on derivative instruments	5,455		—	5,455

Total Revenues	128,219		13,178	115,041

Operating Costs and Expenses
Oil, natural gas liquids and natural gas production	47,727	$8.55	7,613	40,114	$8.43
Production and ad valorem taxes	11,170	$2.00	1,523	9,647	$2.03
O&G Depreciation, depletion and amortization	118,020	$21.15	7,783	110,237	$23.15
FF&E Depreciation, depletion and amortization	1,342	$0.24	82	1,260	$0.26
Asset impairment	220,025		31,407	188,618
Exploration	242	$0.04	79	163	$0.03
General and administrative †	29,525	$5.29	565	28,960	$6.08
Accretion of discount on asset retirement obligations	1,757		252	1,505
(Gain) loss on sale of assets and other	222		143	79

Total costs and expenses	430,030		49,447	380,583

Operating Income (Loss)	(301,811)		(36,269)	(265,542)

Other Income/(Expense)
Interest expense	(9,833)		—	(9,833)
Other income	95		38	57

Total other expense	(9,738)		38	(9,776)

Loss Before Income Taxes	(311,549)		(36,231)	(275,318)
Income tax expense (benefit)	(108,433)		(13,099)	(95,334)

Net Income (Loss)	$(203,116)		$(23,132)	$(179,984)

Diluted Earnings Per Average Common Share	$(2.34)		$—	$(2.34)

Basic earning Per Average Common Share	$(2.34)		$—	$(2.34)

Oil	3,386		328	3,058
NGL	953		197	756
Natural Gas	1,241		294	947

Total Production (mboe)	5,580		819	4,761

Total Production (boepd)	61,319		9,000	52,319

Note: Amounts may not sum due to rounding

†	General and administrative includes $7,443 or $1.56 per BOE of pension settlement expense and expense related to a reduction in force.